Exhibit 99.3

STATE OF CALIFORNIA

BUSINESS, TRANSPORTATION AND HOUSING AGENCY

DEPARTMENT OF CORPORATIONS

RE:	Google, Inc.
2400 Bayshore Parkway
Mountain View, CA

CONSENT ORDER

(For violations of section 25110 of the California Corporations Code)

Without admitting or denying the findings herein, except as to the jurisdiction of the Department of Corporations over them and the subject matter of these proceedings for the times in question, which are admitted, Respondent Google, Inc. (“Google”) consents to the entry of this Consent Order made pursuant to California Corporations Code Section 25110.

Summary

Google, a Silicon Valley search engine technology company, issued certain stock options to the company’s employees and consultants during 2003 without registering the offering and without providing financial information required to be disclosed under state securities laws. As a result, Google employees and other persons accepted Google securities as part of their compensation without certain detailed financial information about the company. By issuing the options without registering the offering and without the legally required disclosures, Google violated the securities qualification provisions of California Corporations Code Sections 25110.

Findings

Google, Inc. is a Delaware corporation with its principal executive offices located in Mountain View, California. Founded in 1998, Google is an Internet search engine technology provider. On April 29, 2004, Google filed a registration statement for an initial public offering of securities with the Securities and Exchange Commission, which became effective on August 19, 2004.

Rule 701 promulgated under the Securities Act of 1933 provides an exemption from registration for certain issuers offering and selling stock options (or other securities) to employees and consultants under compensatory benefit plans. The terms of Rule 701 are incorporated by reference into Section 25102(o) of the California Corporations Code, which sets forth the terms of an exemption from the registration requirements of Section 25110.

However, Rule 701 requires (among other things) that any company issuing more than $5 million in stock options over a 12-month period provide detailed financial statements and other disclosures to the option recipients. The Rule allows privately-held companies to compensate their employees with securities without incurring the obligations of public registration and reporting, while ensuring that essential information is provided to employees.

Since its inception, Google has granted stock options to its employees and consultants as a form of compensation. Under Google’s stock option plans, Google’s Board of Directors granted the company’s employees and consultants options to buy a certain number of Google unqualified shares at an exercise price set by Google’s Board. Although the stock options were not qualified, Google relied on Rule 701 of the Securities Act to exempt those securities from the registration requirements of the federal securities laws (and the qualification requirements of the California securities laws as well. See California Corporations Code 25102(o).)

In September 2002, Google became aware that its continued issuance of stock option grants might reach levels requiring financial disclosures under Rule 701. Google temporarily stopped issuing stock grants. In contrast to its chief competitors, Google was a private company, and did not have to report its financial results and other significant business information to the public in filings with the Commission. Google viewed the public disclosure of its detailed financial information as strategically disadvantageous, and the company was concerned that providing option recipients with the financial disclosures required by Rule 701 could result in the disclosure of this information to the public at large and, significantly, to Google’s competitors.

At a January 2003 meeting, Google’s Board approved a new stock option plan and the option grants pursuant to that plan, and the additional options became effective on February 7, 2003. The option grants resulted in Google exceeding Rule 701’s $5 million disclosure threshold, thereby depriving it of any exemption from California Corporations Code Section 25110 provided by Section 25102(o). Even excluding option grants arguably exempt from qualification under other subsections, the dollar value of options granted by Google over the prior 12-month period exceeded $5 million. Google, however, failed to provide the financial disclosures and other information mandated by Rule 701. Absent compliance with Rule 701 (and California Corporations Code Section 25102(o)), the options issued during this 12-month period were not exempt from qualification with the California Department of Corporations, and Google’s securities issuance violated the qualification provisions of California Corporations Code Section 25110.

Between February and May 2003, Google continued to issue additional stock options to its employees. By unanimous written consent, Google’s Board approved additional stock option grants on February 28, 2003, March 31, 2003, April 24, 2003, and May 9, 2003. As a result of these option grants, the value of securities issued by Google during a 12-month period was approximately $11 million, substantially in excess of the $5 million disclosure threshold of Rule 701, yet Google did not provide the legally required disclosures to the option recipients. Throughout this period, Google failed to monitor its stock option grant levels, and failed to determine whether the company was in compliance with Rule 701. On June 19, 2003, Google filed an application with the Department of Corporations for qualification of the subject securities (options), which application was approved.

Based upon the foregoing findings, the California Corporations Commissioner is of the opinion that Google offered or sold securities without being qualified in violation of Corporations Code section 25110 between February and May 2003. Google neither admits nor denies the foregoing findings.

Pursuant to section 25532 of the Corporate Securities Law of 1968, Google is hereby ordered, and Google agrees, to desist and refrain from the further offer or sale in the State of California of securities, unless and until qualification has been made under the law, or unless Google is otherwise exempt. This Order is necessary, in the public interest, for the protection of investors and consistent with the purposes, policies, and provisions of the Corporate Securities Law of 1968.

In consideration of this Consent Order, Google, Inc. waives its right to a hearing on this matter and to judicial review of this matter pursuant to California Code of Civil Procedure Section 1094.5. This Consent Order is a public document and will be posted on the web site of the Department of Corporations.

Dated: January 13, 2004

Mountain View, California

GOOGLE, INC.

By:	/s/ Eric Schmidt
Eric Schmidt Chief Executive Officer

Dated: January 13, 2004

Los Angeles, California

WILLIAM P. WOOD
Acting California Corporations Commissioner

By:	/s/ Alan S. Weinger
Alan S. Weinger
Supervising Counsel
Enforcement and Legal Services